EX-16(6)(d)(22)(iv)

SIXTH AMENDMENT TO THE

SUB-ADVISORY AGREEMENT

This SIXTH AMENDMENT TO THE SUB-ADVISORY AGREEMENT, dated as of March 24, 2022 is by and between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”), and J.P. MORGAN INVESTMENT MANAGEMENT INC., a Delaware corporation (the “Sub-Adviser”).

W I T N E S S E T H:

WHEREAS, Lincoln Variable Insurance Products Trust, (the “Trust”), a Delaware statutory trust, on behalf of its series, the LVIP JPMorgan Retirement Income Fund (the “Fund”) has entered into an Investment Management Agreement with the Adviser dated April 30, 2007 pursuant to which the Adviser has agreed to provide investment management services to the Fund, and pursuant to which the Adviser may delegate one or more of its duties to a sub-adviser pursuant to a written sub-advisory agreement;

WHEREAS, the Adviser and the Sub-Adviser are parties to a sub-advisory Agreement dated September 21, 2012, as amended from time to time, (the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser furnishes investment advisory services to the Fund;

WHEREAS, the Adviser has agreed with the Sub-Adviser to amend the Sub-Advisory Agreement to provide for a sub-advisory fee rate of 0.00% payable on the assets of the Managed Portion of the Fund;

WHEREAS, the Board of Trustees of the Trust has approved this Sixth Amendment to the Sub-Advisory Agreement and it is not required to be approved by the shareholders of the Fund.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A. Schedule A shall be deleted and replaced with the attached amended Schedule A effective as of the date hereof, to reflect the fee rate.

2.	Counterparts. This Sixth Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Sub-Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION

By: /s/ Benjamin A. Richer
Name: Benjamin A. Richer
Title: Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/Jessica Badillo
Name: Jessica Badillo
Title: Vice President

SCHEDULE A

INVESTMENT SUB-ADVISORY FEES

Effective Date	Fund	Fees payable on assets of the Managed Portion
January 1, 2022	LVIP JPMorgan Select Mid Cap Value Managed Volatility Fund	[REDACTED]
April 1, 2022	LVIP JPMorgan Retirement Income Fund	[REDACTED]

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